Exhibit 5.1

Hogan & Hartson LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 +1.202.637.5600 Tel +1.202.637.5910 Fax www.hhlaw.com

August 14, 2009

Board of Directors

Stanley, Inc.

3101 Wilson Boulevard, Suite 700

Arlington, Virginia 22201

Ladies and Gentlemen:

We are acting as counsel to Stanley, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed public offering of up to 725,000 shares of common stock, par value $0.01 per share of the Company (the “Shares”), of which 120,000 of the Shares (the “ESOP Shares”) are reserved for issuance by the Board of Directors pursuant to the Stanley, Inc. Employee Stock Ownership Plan (the “ESOP”) and 500,000 of the Shares (the “Plan Shares,” collectively with the ESOP Shares, the “Reserved Shares”) are reserved for issuance by the Board of Directors pursuant to the Amended and Restated 2006 Omnibus Incentive Compensation Plan (the “Omnibus Plan,” collectively with the ESOP, the “Plans”).  Certain of the ESOP Shares may be resold pursuant to a reoffer prospectus included in the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.   In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes,

ordinances, rules, or regulations.  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Reserved Shares pursuant to the terms of the Plans and any relevant forms of agreements issued pursuant thereto, and (iii) receipt by the Company of the consideration for the Reserved Shares specified in the Plans or the resolutions of the Board of Directors or a committee of the Board of Directors authorizing the issuance thereof, the Reserved Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.